News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

Roderick A. Palmore Elected to Goodyear Board

AKRON, Ohio, August 7, 2012 – Roderick A. Palmore, executive vice president, general counsel, chief compliance and risk management officer, and secretary for General Mills, Inc., has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“We are pleased to have Rick join the Goodyear Board of Directors,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “His broad business knowledge and public board experience, as well as his strong leadership skills, will be valuable assets to the Goodyear Board and the senior leadership team as we execute our strategic roadmap.”

Palmore, 60, joined General Mills’ senior leadership team in 2008. In his role, he is responsible for the company’s worldwide legal activities, corporate ethics, compliance, and corporate security. From 1996 to 2008, he worked for the Sara Lee Corporation in a variety of legal leadership roles, ultimately becoming executive vice president, general counsel, and secretary. Between 1977 and 1996, he worked for a series of law firms and the U.S. Department of Justice.

Palmore has been recognized by the National Law Journal, Inside Counsel Magazine and Corporate Board Member Magazine as one of the most influential general counsels in America. He holds a bachelor’s degree in economics from Yale University and a J.D. degree from the University of Chicago School of Law. He currently is a director of CBOE Holdings Inc. and is on the executive committee of the Association of General Counsel as its immediate past chairman.

The election of Palmore brings the size of Goodyear’s board to 11 members.

Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.

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